EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

New U.S. Healthcare Law To Result In AK Steel Recording
$31 Million Non-Cash Charge In First Quarter of 2010

WEST CHESTER, OH, March 23, 2010 — AK Steel (NYSE: AKS) said today that it will record a non-cash charge of approximately $31 million in the first quarter of 2010 resulting from the recently-enacted Patient Protection and Affordable Care Act (the “Act”).  The charge is due to a reduction in the value of the company’s deferred tax asset as a result of a change to the tax treatment of Medicare Part D reimbursements.  The company emphasized, however, that it expects to continue to receive Medicare Part D reimbursements even after the Act and that the first quarter charge attributable to this change is non-cash in nature.

About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.

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